AXA EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2018 RESULTS
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Full year Net income of $1.8 billion; Net income per diluted share of $3.27. Non-GAAP Operating Earnings1 of $2.2 billion; Non-GAAP Operating Earnings per diluted share of $3.89
Fourth quarter Net income of $1.9 billion; Net income per diluted share of $3.57. Non-GAAP Operating Earnings of $504 million; Non-GAAP Operating Earnings per diluted share of $0.93
Returned over $1 billion to shareholders since IPO
Announced new $800 million share repurchase authorization; intend to increase dividend 15% to $0.15 per share payable in the second quarter of 20192
Revised target payout range upward from 40-60% to 50-60% of Non-GAAP Operating Earnings
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New York, NY, February 28, 2019 - AXA Equitable Holdings, Inc. (“AXA Equitable Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2018.
“AXA Equitable Holdings’ solid 2018 financial results reflect a strong debut year, in which we completed our initial public offering, effectively executed against our long-term strategic priorities, and created value for our clients, partners and shareholders,” said Mark Pearson, President and Chief Executive Officer. “The value we provide our more than five million clients is clearly resonating, as evidenced by sustained momentum and sales across all segments, with strong operating earnings in our Individual Retirement and Group Retirement businesses, continued margin improvement in Investment Management and Research, and ongoing stabilization of our Protection Solutions segment. For the full-year, we generated approximately $2.2 billion in Non-GAAP Operating Earnings, reflecting continued execution against our focused strategy. Additionally, our balance sheet remained robust amidst recent market volatility, with solid capitalization at CTE98 for our VA business, bolstered by the effectiveness of our hedging program.”
Mr. Pearson continued, “In less than a year as a publicly traded company, AXA Equitable Holdings has returned more than $1 billion to our shareholders in the form of quarterly dividends and share repurchases. Continuing this capital return approach, our Board of Directors has authorized a new share repurchase program of $800 million, and we intend to increase the dividend per share by 15% in the second quarter. The upward revision of our annual target payout range from 40-60% to 50-60% reflects the strength of our results, continued momentum from our differentiated businesses, and our unique positioning to deliver value across market cycles. We are confident we can achieve our long-term strategic priorities while empowering growing numbers of customers to achieve their goals for financial security and protection.”

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2018	2017	2018	2017
Total Assets Under Management (“AUM”, in billions)	$619	$672	$619	$672
Net income (loss) attributable to Holdings	1,938	483	1,820	834
Net income (loss) attributable to Holdings per diluted share	3.57	0.86	3.27	1.48
Non-GAAP Operating Earnings (loss)	504	921	2,166	2,035
Non-GAAP Operating Earnings (loss) per diluted share (“EPS”)	0.93	1.64	3.89	3.63

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1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
2 Any declaration of dividends will be at the discretion of the Board of Directors and will depend on our financial condition and other factors.

As of December 31, 2018, total AUM was $619 billion, down by 8% from December 31, 2017 driven by adverse markets during the fourth quarter of 2018.
On a full year basis, Net income attributable to Holdings increased to $1.8 billion in 2018 from $0.8 billion in 2017 benefiting from gains related to our variable annuity hedging program. Non-GAAP Operating Earnings increased to $2.2 billion in 2018 from $2.0 billion in 2017 and includes favorable impacts from actuarial assumption updates in both periods.
Net income attributable to Holdings for the fourth quarter of 2018 was $1.9 billion, an increase of $1.5 billion compared to the fourth quarter of 2017. Non-GAAP Operating Earnings decreased to $504 million from $921 million in the fourth quarter of 2017 which included a $405 million favorable impact in 2017 related to pre-IPO actuarial assumption updates in our Protection Solutions segment.
As of December 31, 2018, Book value per share, including accumulated other comprehensive income (“AOCI”), was $26.22. Book value per share, excluding AOCI, increased 15% from September 30, 2018 to $28.86 per share as of December 31, 2018.

Business Highlights

•	Full year 2018 business segment highlights:

◦	Individual Retirement operating earnings increased 24% to $1.6 billion.

◦	Group Retirement operating earnings increased 37% to $389 million, and net flows of $96 million marked the sixth straight year of positive flows.

◦	Investment Management and Research adjusted operating margin[3] increased by 140 basis points from 2017 to 29.1%.

◦	Protection Solutions saw continued sales momentum as annualized premiums increased 8% year-over-year.

•	Capital management program:

◦	Since the IPO, the Company has returned over $1 billion of capital to shareholders through quarterly cash dividends and share repurchases, including $150 million of shares repurchased in 2019.

◦	Declared quarterly dividend of $0.13 per share payable on March 15 and the Company intends to increase the dividend by 15% to $0.15 per share in the second quarter.

◦	Authorized a new $800 million share repurchase program.

•	Continued to successfully execute on strategic priorities:

◦	Net savings run-rate currently at $18 million; on track to achieve $75 million pre-tax productivity gains by 2020.

◦	Completed execution of over two-thirds of the Company’s general account optimization initiative and achieved $73 million towards the $160 million growth in pre-tax net investment income goal by 2020.

•
Reorganized and simplified the ownership structure of AllianceBernstein (or “AB”)[4], contributing to the Company’s decision to revise its target payout range upward from 40-60% to 50-60% of Non-GAAP Operating Earnings.

•	Maintained strong capitalization in-line with target CTE98 for variable annuities plus risk-based capital (“RBC”) ratio of 350-400% for non-variable annuity insurance liabilities.

•	As of December 31, 2018, Combined RBC was approximately 670%.

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3 Adjusted Operating Margin is a non-GAAP financial measure used by AB’s management in evaluating AB’s financial performance on a standalone basis and to compare its performance, as reported by AB in its public filings. It is not comparable to any other non-GAAP financial measure used by the Company.
4 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2018	Q4 2017
Account value (in billions)	$94.6	$103.4
Segment net flows	(329)	(314)
Operating earnings (loss)	348	408

•	Account value decreased 9% primarily due to adverse equity market performance in 4Q 2018.

•
Net outflows of $329 million increased versus the fourth quarter of 2017 as $718 million of net inflows on newer, less capital-intensive products were more than offset by anticipated outflows from the fixed rate living benefits block.

•
Operating earnings decreased 15% primarily due to higher DAC amortization driven by lower interest rates and lower separate account revenue driven by the impact of adverse equity market performance on account values.

Group Retirement

(in millions, unless otherwise noted)	Q4 2018	Q4 2017
Account value (in billions)	$32.4	$33.9
Segment net flows	(56)	20
Operating earnings (loss)	102	90

•	Account value decreased by 4% due to adverse market performance, partially offset by net inflows over the last twelve months.

•	Net outflows of $56 million decreased from net inflows of $20 million in the prior year quarter and were primarily driven by a single plan surrender.

•	Operating earnings increased to $102 million primarily due to higher net investment income from our general account optimization initiative.

Investment Management and Research

(in millions, unless otherwise noted)	Q4 2018	Q4 2017
Total AUM (in billions)	$516.4	554.5
Segment net flows (in billions)	0.8	4.2
Operating earnings (loss)	107	74

•	AUM decreased to $516.4 billion over the last twelve months predominantly due to negative equity market performance.

•	Fourth quarter net inflows of $0.8 billion were driven by strength in equities and alternatives investment services, partially offset by fixed income outflows.

•
Operating earnings increased to $107 million primarily reflecting the Company’s increased ownership in AB to 65.2% from 46.7% in the prior year, as well as lower operating expenses in the quarter. This increase was partially offset by a decrease in revenue due to lower performance-based fees and AUM.

Protection Solutions

(in millions)	Q4 2018	Q4 2017
Gross written premiums	$770	$768
Annualized premiums	67	61
Operating earnings (loss)	37	448

•	Gross written premiums increased slightly year-over-year driven by higher renewal premiums.

•	Annualized premiums increased 10% year-over-year driven by strong growth in VUL sales.

•
Operating earnings decreased from $448 million to $37 million year-over-year, driven by the non-repeat of $405 million of favorable assumption updates incurred ahead of the IPO in the fourth quarter of 2017. This was partially offset by increases in fee-type revenue and net investment income driven by higher asset balances and the general account optimization initiative.

Corporate and Other
Operating loss of $90 million, an improvement of $9 million year-over-year, driven by lower expenses and higher revenues from increased asset balances due to net inflows and market appreciation in our broker-dealer business.

Capital Management

AXA Equitable Holdings continued executing on its capital management program in the fourth quarter, returning a total of $661 million to shareholders. This included $69 million of quarterly cash dividends, reflecting $0.13 per share, and a $592 million share repurchase from AXA S.A.

•
Including the declared dividend and $150 million of share repurchases in the first quarter of 2019, the Company has returned over $1 billion to shareholders in the form of dividends and share repurchases since its IPO in May 2018.

On February 28, 2019, the Board of Directors authorized a new $800 million share repurchase program. Additionally, the Company intends to increase its dividend by 15% to $0.15 per share payable in the second quarter.
During the quarter, the Company completed a transfer of AXA Equitable Life Insurance Company’s interest in AB to a newly-created wholly-owned subsidiary of AXA Equitable Holdings. This transaction helped streamline the Company’s cash flow and capital management and contributed to the Company’s decision to revise its target payout range upward from 40-60% to 50-60% of Non-GAAP Operating Earnings.

Earnings Conference Call
AXA Equitable Holdings will host a conference call on Friday, March 1, 2019 at 8:00 a.m. ET, to discuss its fourth quarter and full year 2018 results. The conference call webcast, along with additional earnings materials will be accessible on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software. To join the conference call via telephone, please use one of the following dial-in numbers:

•	Domestic: +1 844-897-7515

•	International: +1 647-689-5390

•	Access code: 5365839
A webcast replay will be made available on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com.
About AXA Equitable Holdings
AXA Equitable Holdings, Inc. (NYSE: EQH) is one of the leading financial services companies in the U.S. and is comprised of two complementary and well-established principal franchises, AXA Equitable Life Insurance Company and AllianceBernstein. We have been helping clients prepare for their financial future since 1859 and have a combined total of approximately 12,500 employees and financial professionals, 5.3 million customer relationships and $619 billion of assets under management (as of 12/31/2018).
Contacts:
Investor Relations
Kevin Molloy
+1 212-314-2476

Media Relations
Matt Asensio
+1 212-314-2010

Forward-looking and cautionary statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon AXA Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, remediation of our material weaknesses, fulfilling our obligations related to being a public company, indebtedness, elements of our business strategy not being effective in accomplishing our objectives, protection of confidential customer information or proprietary business information, information systems failing or being compromised and strong industry competition; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults, errors or omissions by third parties and affiliates and gross unrealized losses on fixed maturity and equity securities; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, complex regulation and administration of our products, variations in statutory capital requirements, financial strength and claims-paying ratings and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves, actual mortality, longevity and morbidity experience differing from pricing expectations or reserves, amortization of deferred acquisition costs and financial models; (vii) our Investment Management and Research segment, including fluctuations in assets under management, the industry-wide shift from actively-managed investment services to passive services and potential termination of investment advisory agreements; (viii) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (ix) risks related to our controlling stockholder, including conflicts of interest, waiver of corporate opportunities and costs associated with separation and rebranding; and (x) risks related to our common stock and future offerings, including the market price for our common stock being volatile and potential stock price declines due to future sales of shares by existing stockholders.
Forward-looking statements should be read in conjunction with the other cautionary statements, risks, uncertainties and other risk factors identified in Holdings’ Annual Report on Form 10-K for the year-ended December 31, 2018, which Holdings expects to file with the U.S. Securities and Exchange Commission on March 1, 2019. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Use of Non-GAAP financial measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS and Book value per share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (other than with respect to equity method investments) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
In the first quarter of 2018, the Company revised its Non-GAAP Operating Earnings definition as it relates to the treatment of certain elements of the profitability of its variable annuity products with indexed-linked features to align to the treatment of its variable annuity products with GMxB features. In addition, adjustments for variable annuity products with index-linked features previously included within Other adjustments in the calculation of Non-GAAP Operating Earnings are now included with the adjustments for variable annuity products with GMxB features in the broader adjustment category, Variable annuity product features. The presentation of Non-GAAP Operating Earnings in prior periods was revised to reflect this change in definition.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:

•
Items related to Variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within Variable annuity products’ net derivative results;

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•	Goodwill impairment, which includes a write-down of goodwill in the first quarter of 2017.

•
Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•
Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period, permanent differences due to goodwill impairment, and the Tax Reform Act.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use our prevailing corporate federal income tax rate of 21% in 2018 and 35% in 2017, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.
The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the Three Months Ended December 31, 2018 and 2017 and years ended December 31, 2018 and December 31, 2017:

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2018	2017	2018	2017
Net income (loss) attributable to Holdings	$1,938	$483	$1,820	$834
Adjustments related to:
Variable annuity product features	(1,898)	369	(70)	1,107
Investment (gains) losses	130	159	86	191
Goodwill impairment	—	—	—	369
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	33	34	215	135
Other adjustments	69	58	299	119
Income tax expense (benefit) related to above adjustments	350	(198)	(111)	(644)
Non-recurring tax items	(118)	16	(73)	(76)
Non-GAAP Operating Earnings	$504	$921	$2,166	$2,035

Non-GAAP Operating EPS
Non-GAAP Operating EPS is calculated by dividing Non-GAAP Operating Earnings by weighted average diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the Three Months Ended December 31, 2018 and 2017 and years ended December 31, 2018 and December 31, 2017:

	Three Months Ended December 31,		Years Ended December 31,
(per share amounts)	2018	2017	2018	2017
Net income (loss) attributable to Holdings	$3.57	$0.86	$3.27	$1.49
Adjustments related to:
Variable annuity product features	(3.49)	0.66	(0.13)	1.97
Investment (gains) losses	0.24	0.28	0.15	0.34
Goodwill impairment	—	—	—	0.66
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.06	0.06	0.39	0.24
Other adjustments	0.13	0.10	0.54	0.22
Income tax expense (benefit) related to above adjustments	0.64	(0.35)	(0.20)	(1.15)
Non-recurring tax items	(0.22)	0.03	(0.13)	(0.14)
Non-GAAP Operating Earnings	$0.93	$1.64	$3.89	$3.63

Book Value Per Share, excluding AOCI
We use the term “book value” to refer to Total equity attributable to Holdings. Book Value Per Share, excluding AOCI, is our Total equity attributable to Holdings, excluding AOCI, divided by ending common shares outstanding - diluted.

	December 31, 2018	December 31, 2017
Book value per share	$26.22	$23.92
Per share impact of AOCI	2.64	0.20
Book Value Per Share, excluding AOCI	$28.86	$24.12

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Account Value
Account value generally equals the aggregate policy account value of our retirement products.
Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment assets portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Conditional Tail Expectation (“CTE”) 98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of scenarios over the life of the contracts.
Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

# # #

Consolidated Statements of Income (Loss)

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(in millions)
REVENUES
Policy charges and fee income	$943	$883	$3,824	$3,693
Premiums	271	299	1,094	1,124
Net derivative gains (losses)	2,057	(18)	(231)	214
Net investment income (loss)	825	705	2,693	3,082
Investment gains (losses), net:
Total other-than-temporary impairment losses	(38)	—	(42)	(15)
Other investment gains (losses), net	(93)	(159)	(44)	(176)
Total investment gains (losses), net	(131)	(159)	(86)	(191)
Investment management and service fees	1,050	1,123	4,268	4,093
Other income	140	89	516	445
Total revenues	5,155	2,922	12,078	12,460
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	1,103	466	2,915	4,366
Interest credited to policyholders’ account balances	273	252	1,090	995
Compensation and benefits	473	488	2,079	1,980
Commissions and distribution related payments	296	289	1,160	1,081
Interest expense	60	45	231	160
Amortization of deferred policy acquisition costs	158	140	333	503
Other operating costs and expenses	463	466	1,809	2,069
Total benefits and other deductions	2,826	2,146	9,617	11,154
Income (loss) from continuing operations, before income taxes	2,329	776	2,461	1,306
Income tax (expense) benefit	(330)	(149)	(307)	(49)
Net income (loss)	1,999	627	2,154	1,257
Less: net (income) loss attributable to the noncontrolling interest	(61)	(144)	(334)	(423)
Net income (loss) attributable to Holdings	$1,938	$483	$1,820	$834

Earnings Per Share

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(in millions, except per share data)
Earnings per share - Common stock:
Basic	$3.57	$0.86	$3.27	$1.49
Diluted	$3.57	$0.86	$3.27	$1.48
Weighted Average Shares:
Weighted average common stock outstanding for basic earnings per common share	543.3	561.0	556.4	561.0
Weighted average common stock outstanding for diluted earnings per common share	543.7	561.0	556.5	561.0

Results of Operations by Segment

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$348	$408	$1,555	$1,252
Group Retirement	102	90	389	283
Investment Management and Research	107	74	381	211
Protection Solutions	37	448	197	502
Corporate and Other	(90)	(99)	(356)	(213)
Non-GAAP Operating Earnings	$504	$921	$2,166	$2,035

Select Balance Sheet Statistics

	December 31, 2018	December 31, 2017
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$85,802	$86,596
Separate accounts assets	110,337	124,552
Total assets	220,797	235,615

LIABILITIES
Short-term and Long-term debt	$4,955	$2,408
Future policy benefits and other policyholders’ liabilities	30,998	30,330
Policyholders’ account balances	49,923	47,171
Total liabilities	205,178	218,471

EQUITY
Accumulated other comprehensive income (loss)	(1,396)	(108)
Total equity attributable to Holdings	$13,866	$13,421
Total equity attributable to Holdings excluding Accumulated other comprehensive income (loss)	15,262	13,529

Assets Under Management

	December 31, 2018	December 31, 2017
	(in millions)
Assets under management
AB AUM:	$516,353	$554,491
Exclusion for General Account and Other	(61,483)	(59,669)
Exclusion for Separate Accounts	(32,399)	(33,748)
AB Third Party	$422,471	$461,074
Total Company AUM
AB Third Party	$422,471	$461,074
General Account and Other(1)	85,802	86,596
Separate Accounts(2)	110,337	124,552
Total AUM	$618,610	$672,222

(1)	“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.

(2)	“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.